SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)


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|_| Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                 HONEYWELL, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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|X| No fee required.
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

                                                                       Honeywell

--------------------------------------------------------------------------------

                                                                  March 9, 1998

To our Shareowners:

     You are cordially invited to attend the Annual Meeting of Shareowners, which will be held at 2:00 p.m., Tuesday, April 21, 1998, at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota.

   o You will find a Notice of Meeting on Page 1 that identifies three proposals for your action.

   o At the meeting we will present a brief report on Honeywell's 1997 business results and outlook for the future.

   o If you plan to attend the meeting, please detach the admission ticket on your proxy card to present at the meeting registration tables.

   o Refreshments will be served beginning at 1:00 p.m.

     YOUR VOTE IS IMPORTANT. We encourage you to read this Proxy Statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Shareowners of record also have the option of voting by telephone. A toll-free number and instructions are included on the proxy card.

                                   Sincerely,

                                   /s/ Michael R. Bonsignore
                                   -------------------------
                                   Michael R. Bonsignore
                                   Chairman of the Board and
                                   Chief Executive Officer

PROXY STATEMENT
TABLE OF CONTENTS

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                                                                            PAGE
                                                                            ----

NOTICE OF MEETING .........................................................    1
VOTING PROCEDURES .........................................................    2
HONEYWELL BOARD PRACTICES .................................................    3
DIRECTOR COMPENSATION .....................................................    6
BOARD MEETINGS--COMMITTEES OF THE BOARD ...................................    6
ITEM 1--ELECTION OF DIRECTORS .............................................    8
           Nominees .......................................................    8
ITEM 2--RATIFICATION OF INDEPENDENT AUDITORS ..............................   12
ITEM 3--APPROVAL OF PROPOSED HONEYWELL EMPLOYEE STOCK PURCHASE PLAN .......   12
STOCK OWNERSHIP INFORMATION ...............................................   13
           Compliance with Section 16(a) Reporting ........................   13
           Stock Ownership Guidelines .....................................   13
           Five Percent Owner of Honeywell Stock ..........................   14
           Stock Ownership of Director Nominees and Executive Officers ....   14
EXECUTIVE COMPENSATION ....................................................   15
           Summary Compensation Table .....................................   15
           1997 Option Grants Table .......................................   16
           1997 Option Exercises and Year-End Values Table ................   16
           Long-Term Incentive Plan--Awards Table .........................   17
           Report on Executive Compensation ...............................   17
           Insider Participation and Director Interlocks ..................   20
           Performance Graph ..............................................   21
           Change in Control and Termination Arrangements .................   22
           Pension Plan Table .............................................   23
OTHER INFORMATION .........................................................   23
           Director Nominations and Shareowner Proposals ..................   23
           Expenses of Solicitation .......................................   24
EXHIBIT A: Proposed Honeywell Employee Stock Purchase Plan ................  A-1

================================================================================

                             YOUR VOTE IS IMPORTANT

        Please complete, date and sign your proxy card and return it as soon as possible in the enclosed envelope. If you are a shareowner of record, you can help Honeywell reduce expenses by voting your shares by telephone using the toll-free number on your proxy card.

================================================================================

                                                                       Honeywell

--------------------------------------------------------------------------------

HONEYWELL INC., HONEYWELL PLAZA, MINNEAPOLIS, MINNESOTA 55408

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:               Tuesday, April 21, 1998
TIME:               2:00 p.m., Central Time
PLACE:              Minneapolis Convention Center
                    1301 Second Avenue South
                    Minneapolis, Minnesota
RECORD DATE:        February 20, 1998

MEETING AGENDA

         1) Election of directors;

         2) Ratification of appointment of auditors;

         3) Approval of proposed Honeywell Employee Stock Purchase Plan; and any other matter properly brought before the meeting.

SHAREOWNER LIST

A list of shareowners entitled to vote at the meeting will be available during business hours for ten days prior to the meeting at the Company's offices, Honeywell Plaza, Minneapolis, Minnesota, for examination by any shareowner for any legally valid purpose.

ADMISSION TO THE MEETING

Admission to the meeting will be limited to Honeywell shareowners or their authorized representative by proxy. If your shares are held through an intermediary, such as a bank or broker, you should request a ticket from the intermediary, or present proof of your ownership of Honeywell shares at the meeting. Proof of ownership could include a proxy from the intermediary or a copy of your account statement.

By Order of the Board of Directors,


/s/ Kathleen Gibson
-------------------
Kathleen M. Gibson
Vice President and Corporate Secretary

PROXY STATEMENT--VOTING PROCEDURES

--------------------------------------------------------------------------------

YOUR VOTE IS VERY IMPORTANT.
     Whether or not you plan to attend our Annual Meeting of Shareowners, please take the time to vote your shares as soon as possible. Your prompt voting by telephone or mail may save Honeywell the expense of a second mailing.

METHODS OF VOTING
     All shareowners may vote by mail. SHAREOWNERS OF RECORD CAN ALSO VOTE BY TELEPHONE. Shareowners who hold their shares through a bank or broker, can vote by telephone if that option is offered by the bank or broker.

o VOTING BY MAIL. Shareowners may sign, date and mail their proxies in the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

o VOTING BY TELEPHONE. Shareowners of record may vote by using the toll-free number listed on the proxy card. Telephone voting is also available to shareowners who hold their shares in the Honeywell Savings and Stock Ownership Plan and the Dividend Reinvestment Plan. The telephone voting procedure is designed to verify shareowners through use of a Control Number that is provided on each proxy card. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.

REVOKING YOUR PROXY
     Whether you vote by mail or telephone, you may later revoke your proxy by:
o sending a written statement to that effect to the Vice President and Corporate Secretary of the Company;
o submitting a properly signed proxy with a later date;
o voting by telephone at a later time; or
o voting in person at the annual meeting (except for shares held in the savings plan described below).

VOTING BY SAVINGS PLAN PARTICIPANTS
     If you own Honeywell shares as a participant in the Honeywell Savings and Stock Ownership Plan, you will receive a single proxy card that covers both shares credited to your plan account and shares you own of record that are registered in the same exact name. If your plan account is not registered in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Proxies executed by plan participants or properly voted by telephone will serve as voting instructions to T. Rowe Price Trust Company, the trustee for the plan.

     Under the terms of the plan, voting instructions must be received by T. Rowe Price by April 16. Please refer to your proxy card for a more detailed explanation of the timing requirement for voting plan shares by mail or telephone.

VOTE REQUIRED AND METHOD OF COUNTING VOTES
     At the close of business on the record date, February 20, 1998, there were 126,307,784 shares of Honeywell common stock outstanding and entitled to vote at the annual meeting.

     The following is an explanation of the vote required and method of counting votes for each of the three items to be voted on at the annual meeting.

ITEM 1 - ELECTION OF DIRECTORS
     The eleven nominees receiving the highest number of votes will be elected. Shareowners who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card or withhold authority as prompted during telephone voting.

ITEM 2 - RATIFICATION OF AUDITORS, AND
ITEM 3 - APPROVAL OF HONEYWELL EMPLOYEE STOCK PURCHASE PLAN
     The affirmative vote of a majority of shares present in person or by proxy is required for approval of Items 2 and 3. Shares represented by proxy which are marked "abstain" will have the effect of a vote against Items 2 and 3. A "broker non-vote" (i.e., when a broker does not have authority to vote on a specific issue) will have no effect on the vote.

OTHER BUSINESS
     The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY
     Honeywell maintains a policy of keeping shareowner votes confidential.

HONEYWELL BOARD PRACTICES

--------------------------------------------------------------------------------

     In order to help our shareowners understand Honeywell's Board practices, we are including below a description of current practices. The Nominating and Governance Committee reviews these practices each year. As part of its review, the Committee also evaluates board practices at other well-managed companies and practices that are the focus of commentators on corporate governance. Following its review, the Committee recommends any changes it feels are appropriate to the Board. In January 1998, the Board approved the following practices and recommended that these practices be communicated to shareowners in this proxy statement.

     The Board is proud of its long-standing commitment to sound governance practices, and was honored to be named one of the five best Boards by Chief Executive magazine in 1997.

CEO PERFORMANCE EVALUATION
     At the beginning of each year, the CEO presents his performance objectives to the non-employee directors for their approval. At the end of each year, the non-employee directors evaluate the CEO's performance against these performance objectives. Each non-employee director provides an anonymous, written evaluation of the CEO's performance to the Chairman of the Nominating and Governance Committee, who prepares an appraisal report that covers the views expressed by the non-employee directors. The non-employee directors then meet privately to discuss the CEO's performance and to agree on the content of the appraisal, which the Chairman of the Nominating and Governance Committee later reviews with the CEO. The Personnel Committee uses this performance evaluation in the course of its deliberations when considering the compensation of the CEO.

BOARD PERFORMANCE EVALUATION
     With the goal of increasing the effectiveness of the Board and its relationship to management, the Nominating and Governance Committee evaluates the Board's performance as a whole. The evaluation process, which occurs every two years, includes a survey of the individual views of all non-employee directors, which are then shared with the full Board and with management.

CEO SUCCESSION
     The Board views CEO selection as one of its most important responsibilities. The CEO reports annually to the Nominating and Governance Committee on planning for CEO succession either in the event of a sudden emergency or, longer range, when it is time for the CEO's retirement. When a succession of the CEO occurs, this Committee manages the process of identifying and selecting the new CEO with the full participation of each of the non-employee directors and the current CEO.

BOARD SIZE AND COMPOSITION
     The Board believes that approximately 10 to 15 members is an appropriate size for the Honeywell Board. The Board also believes that the Honeywell Board should be made up of a substantial majority of independent, non-employee directors. The Nominating and Governance Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of diversity, age, and skills such as understanding of manufacturing, finance, marketing, technology, regulation and public policy, international background, etc. The principal qualification for a director is the ability to act on behalf of all of the shareowners. The Board currently has 11 members, two of whom are employees of the Company.

SELECTION OF DIRECTORS
     The Board is responsible for selecting its own members. The Board delegates the screening process to the Nominating and Governance Committee with direct input from the chairman and chief executive officer and from the other directors. This Committee annually reviews employment and other relationships of directors, and the Board believes there is no current relationship between any non-employee director and Honeywell that would be construed in any way as compromising the independence of any director.

DIRECTOR RETIREMENT
     Non-employee directors must retire at the annual meeting following the first to occur of (1) age 70, or (2) 15 years of service as a director. Directors who change the occupation they held when initially elected are expected to offer to resign from the Board. At that time, the Nominating and Governance Committee reviews the continued appropriateness of Board membership under these new circumstances. The Board has adopted a policy calling for employee directors, including the CEO, to retire from the Board at the time of a change in their status as an officer of Honeywell, although in special circumstances the Committee may request a former CEO to continue as a director for a maximum of one year.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP
     Each year Honeywell staff presents a report to the Nominating and Governance Committee that compares Honeywell Board compensation to director compensation at peer companies, which are benchmarks for the Company's financial performance. It is the Board's policy that a significant portion of director compensation be in the form of Honeywell stock or stock equivalent units. Under the Board's stock ownership guidelines for Directors, each Director is expected to own Honeywell stock having a value at least equal to six times the amount of the Board's annual retainer.

BOARD AGENDAS AND MEETINGS
     The chairman and chief executive officer establishes the agendas for Board meetings. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board reviews and approves Honeywell's yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings as well as at periodic, multi-day off-site meetings devoted solely to strategic issues.

EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS
     The non-employee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Personnel Committee concerning compensation for the employee directors. The non-employee directors may also meet in executive session at other times during the year to consider issues they deem important to consider without management present. The chairperson of the Nominating and Governance Committee has been designated as the individual whom other directors may ask to call a private meeting of non-employee directors when they believe there is a need to discuss a matter that could materially affect the performance of Honeywell. When non-employee directors meet without the chairman and chief executive officer present, the chairperson of the Board committee most relevant to the subject under discussion will act as the chairperson of the meeting.

COMMITTEES OF THE BOARD
     The Board currently has the following committees: Audit; Finance; Nominating and Governance; Personnel; and Executive. Only non-employee directors serve on the Audit, Finance, Nominating and Governance, and Personnel Committees. Chairpersons and members of these four committees are rotated periodically, as appropriate. At each meeting of the Audit Committee, Committee members meet privately with representatives of Deloitte & Touche LLP, the Company's independent auditors, and with the Company vice president responsible for carrying out the internal audit function. The members of the Personnel Committee meet privately several times during the year to discuss the compensation of the employee directors and other issues that the Committee wishes to review.

DIRECTOR COMPENSATION

--------------------------------------------------------------------------------

     The Board of Directors believes that a significant amount of director compensation should be paid in stock. Compensation for non-employee directors is payable under the Non-Employee Directors Fee and Stock Unit Plan, which was approved by shareowners in 1996. Directors who are employees of Honeywell receive no compensation for service on the Board.

     The principal components of director compensation are as follows:

     1) an annual retainer fee of $40,000;
     2) a fee of $1,200 for each board or Committee meeting attended ($1,800 for a Committee chairperson); and
     3) an award of stock units having a value equal to one-half of the annual retainer and meeting fees paid to the director during the previous year.

     A director may choose to receive his or her annual retainer and meeting fees in the form of: cash; stock units; or a combination of cash and stock units. In order to encourage increased stock ownership, a director who chooses to receive payment of his or her retainer or meeting fees in stock units, will receive stock units having a value equal to 110% of these fees. While stock units do not confer on a director the right to vote, each stock unit is credited on each dividend payment date with stock units equal to the applicable dividend payable on Honeywell common stock. Stock units are payable in Honeywell stock at the time a director leaves the Board. The plan also provides a director with the option of deferring fees that would be payable in cash.

BOARD MEETINGS--COMMITTEES OF THE BOARD

--------------------------------------------------------------------------------

     The Board of Directors held eight regular and one special meeting during 1997. The Executive Committee of the Board does not have scheduled meetings and did not meet during the year. The Board maintains four other committees: Audit, Finance, Nominating and Governance, and Personnel. Membership on these four committees is limited to non-employee directors. Committee membership as of the record date is listed below.

AUDIT COMMITTEE
   The members of the Audit Committee are:

   o R. Donald Fullerton (Chairperson)
   o Albert J. Baciocco, Jr.
   o William H. Donaldson
   o Bruce E. Karatz

The Audit Committee met three times in 1997. The primary functions of the Audit Committee are to:

o Establish and review the activities of the independent auditors and the internal auditors;
o Review and approve the format of the financial statements to be included in the annual report to the shareowners;
o Review recommendations of the independent auditors and responses of management;
o Review and discuss Honeywell financial reporting, loss exposures and asset control with the auditors and management;
o Monitor the Honeywell program for compliance with law and policies on business ethics; and
o Direct and supervise any special investigations the Committee deems necessary.

FINANCE COMMITTEE
   The members of the Finance Committee are:
   o Elizabeth E. Bailey (Chairperson)
   o R. Donald Fullerton
   o A. Barry Rand
   o Steven G. Rothmeier
   o Michael W. Wright

     The Finance Committee met four times in 1997. The primary responsibilities of the Finance Committee are to review the financial structure, policies and future plans of the Company as developed and presented by management and to make recommendations concerning them to the Board. In carrying out these functions the Committee periodically reviews:

o The financial constraints within which the Company will operate, such as debt-equity ratio, coverage of fixed charges, and other financial ratios;
o Proposed acquisitions, divestitures and other investments that exceed a certain financial threshold;
o Company debt and credit arrangements;
o Proposals
for obtaining additional capital funds or other changes in the capitalization of the Company;
o Dividend and tax policy;
o Foreign exchange exposure and risks;
o The Company's various retirement and pension plans; and
o Investment banker relationships and investor relations.

NOMINATING AND GOVERNANCE COMMITTEE

   The members of the Nominating and Governance Committee are:
   o James J. Howard (Chairperson)
   o Elizabeth E. Bailey
   o William H. Donaldson
   o Steven G. Rothmeier

The Nominating and Governance Committee met four times in 1997. The primary functions of the Nominating and Governance Committee are to:

o Determine and recommend to the Board criteria regarding personal qualifications currently needed for Board membership;
o Determine and recommend to the Board appropriate compensation for directors;
o Evaluate the performance of the Board as a whole and provide feedback to the chief executive officer on how the directors and the Board are functioning;

o Establish the process for the Board to evaluate the chief executive officer and other inside directors; o Evaluate and recommend to the Board successors to the chief executive officer and inside director positions when required;
o Annually evaluate Board practices at Honeywell and other well-managed companies and recommend appropriate changes to the Board; and
o Consider governance issues raised by shareowners or other stakeholders in the Company and recommend appropriate responses to the Board.

PERSONNEL COMMITTEE

   The members of the Personnel Committee are:

   o A. Barry Rand (Chairperson)
   o Albert J. Baciocco, Jr.
   o James J. Howard
   o Bruce E. Karatz
   o Michael W. Wright

The Personnel Committee met five times in 1997. The primary functions of the Personnel Committee are to:

o Review and report to the Board on the Company's programs for attracting, retaining and promoting executives, and for developing future senior management;
o Review and make recommendations to the Board regarding compensation for the chief executive officer and other inside directors;
o Review and approve performance targets, participation and level of awards for incentive award plans; and
o Review, approve and report to the Board concerning administration of compensation plans and compensation for executives at specified salary grade levels.

     The average attendance at meetings of the Board and Board Committees during 1997 was 98 percent.

ITEM 1--ELECTION OF DIRECTORS

--------------------------------------------------------------------------------


NOMINEES
     Eleven directors of the Company are to be elected to serve until the 1999 Annual Meeting of Shareowners or until their successors are elected and qualified. All of the nominees are currently directors of the Company and were elected directors at the 1997 Annual Meeting of Shareowners, except Katherine M. Hudson. Mr. William H. Donaldson, currently a director, is retiring after 15 years of service in accordance with the retirement policy of the Board of Directors.

     Your shares will be voted, unless authority to vote is withheld, `FOR' the election of the eleven nominees named below. If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute, or the Board may reduce the number of directors.

[PHOTO]

STANDING FROM LEFT. Michael W. Wright, James J. Howard, Bruce Karatz, Albert J. Baciocco, William H. Donaldson (retiring) and Katherine M. Hudson (nominee).

STANDING FROM LEFT: Steven G. Rothmeier, Elizabeth E. Bailey, Michael R. Bonsignore (Chairman), A. Barry Rand, Giannantonio Ferrari, and R. Donald Fullerton.

ALBERT J. BACIOCCO, JR. Director since 1988. Vice Admiral, U.S. Navy (Retired), President, The Baciocco Group, Inc. since 1987.

     After a distinguished 34-year career in the U.S. Navy, primarily within the nuclear submarine force and directing the Department of the Navy research and technology development enterprise, Admiral Baciocco has been engaged in a variety of business and pro bono activities with industry, government and academe, principally related to technology planning, investment, management and implementation.

     Admiral Baciocco is a director of Shell Exploration and Production Company and American Superconductor Corporation. He serves on several boards and committees of government, industry and academe. He is a member of the Army Science Board of the Department of the Army, and the Naval Studies Board of the National Research Council. He serves on the Board of Trustees of the South Carolina Research Authority; and on the boards of directors of the University of South Carolina Research Institute, the Foundation for Research Development at the Medical University of South Carolina, and the Waste Policy Institute, an affiliate of Virginia Polytechnic Institute and State University. In addition, he is a member of the National Advisory Council of the Navy League of the United States. Board Committees: Audit and Personnel. Age 67.

ELIZABETH E. BAILEY. Director since 1985. John C. Hower Professor of Public Policy and Management, The Wharton School, University of Pennsylvania, since 1991.

     Dr. Bailey joined Bell Laboratories in 1960, where she held various supervisory positions until 1977. From 1973 until 1977, she was also adjunct professor of economics at New York University. In 1977, she was appointed a commissioner of the Civil Aeronautics Board and was vice chairman of the Civil Aeronautics Board from 1981 to 1983. From 1983 to 1990, she served as dean of the Graduate School of Industrial Administration of Carnegie Mellon University. From 1990 to 1991, she was a visiting scholar at Yale University, on leave from Carnegie Mellon.

     Dr. Bailey is also a director of Philip Morris Companies Inc., CSX Corporation and the College Retirement Equities Fund. She serves on the board of the Brookings Institution, Bancroft, Inc. and the National Bureau of Economics Research. Board Committees: Finance (Chairperson) and Nominating and Governance. Age 59.

MICHAEL R. BONSIGNORE. Director since 1990. Chairman of the Board and Chief Executive Officer of Honeywell since April 1993.

     Mr. Bonsignore began his business career at Honeywell in 1969. He held various marketing and operations management positions and became Vice President of Marine Systems in 1981. In 1983, Mr. Bonsignore was appointed President of Honeywell Europe, based in Brussels, Belgium. In 1987, Mr. Bonsignore returned to Minneapolis as Executive Vice President, International, and was elected President of this business in May 1987. In 1990, Mr. Bonsignore was elected Executive Vice President and Chief Operating Officer for the International and Home and Building Control businesses, and was also elected to the Company's Board of Directors.

     Mr. Bonsignore is also a director of Cargill, Inc. and The St. Paul Companies, Inc. He serves as a member on various advisory boards and committees including: the U.S. - China Business Council, Investment and Services Policy Advisory Committee, U.S. - Russia Trade and Economic Council and the Alliance to Save Energy Board. He is a member of the Executive Committee of the Honeywell Board. Age 56.

GIANNANTONIO FERRARI. Director since April 1997. President and Chief Operating Officer of Honeywell since April 1997.

     Mr. Ferrari joined Honeywell Italia in 1965. He held various managerial positions in Italy, and in 1976 was appointed Director of Finance and Human Resources for the Middle East region. In 1981, he was appointed Controller for Honeywell Europe and, in 1984, he was elected Vice President of Finance and Director of Distribution for Honeywell Europe. In 1988, Mr. Ferrari returned to Italy and served as Vice President, Western and Southern Europe, Middle East and Africa. In January 1992, he was elected President of Honeywell Europe.

     Mr. Ferrari is also a director of Northern States Power Company, the National Association of Manufacturers, and the European American Industrial Council located in Belgium. He is a member of the Board of Governors of the National Electrical Manufacturers Association. He is a member of the Executive Committee of the Honeywell Board. Age 58.

R. DONALD FULLERTON. Director since 1992. Chairman -- Executive Committee CIBC, a Canadian financial services institution, since 1992.

     Mr. Fullerton joined the Canadian Bank of Commerce (now CIBC) in 1953. From 1968 to 1974, he held various senior managerial positions with CIBC. He was elected to CIBC's Board of Directors in 1974 and elected president and chief operating officer in 1976. In 1984, he was elected chief executive officer, and in 1985, he was named chairman. In June 1992, Mr. Fullerton retired as the company's chairman and chief executive officer.

     Mr. Fullerton is also a director of CIBC, Orange plc, Burcon Properties Limited, Ontario Hydro, Westcoast Energy Inc., George Weston Ltd., Hollinger Inc., Asia Satellite Telecommunications Company Limited, and a member of the advisory board, IBM Canada Ltd., and other cultural and medical entities. Board
Committees: Audit (Chairperson) and Finance. Age 66.

JAMES J. HOWARD. Director since 1990. Chairman of the Board, President and Chief Executive Officer of Northern States Power Company, a Minnesota-based energy company. Chairman and Chief Executive Officer since 1988, and President since 1994. Prior to 1987, Mr. Howard was president and chief operating officer of Ameritech Corporation.

     Mr. Howard is also a director of Walgreen Company, Ecolab Inc., ReliaStar Financial and the Federal Reserve Bank of Minneapolis. He also serves on the Board of Trustees for the University of St. Thomas, in St. Paul, Minnesota, and the Board of Visitors for the University of Pittsburgh, Joseph M. Katz School of Business. He is also past chairman and board member of the Edison Electric Institute and current chairman of the Nuclear Energy Institute, both located in Washington, DC and a member of the International Energy Coal Industry Advisory Board in Paris, France.

     Mr. Howard serves the community as a board member of the Minnesota Business Partnership; the Capitol City Partnership; the Jerimiah Program; the Metropolitan Economic Development Association; the Minneapolis Center for Corporate Responsibility; the United Way of Minneapolis; and the Danny Thompson Memorial Leukemia Foundation. He is also a member of the KARE Eleven Who Care Board of Governors and a Senior Member of the Conference Board, Inc., in New York City. Board Committees: Nominating and Governance (Chairperson), Executive and Personnel. Age 62.

KATHERINE M. HUDSON. Nominee for Director. President and Chief Executive Officer, W.H. Brady Co., an international manufacturer of industrial identification, safety, graphics and precision tape products based in Milwaukee, Wisconsin.

     Prior to joining W.H. Brady in 1994, Ms. Hudson served from 1970 until 1994 in various managerial and financial positions with Eastman Kodak Company, and was most recently the Corporate Vice President and General Manager for the Professional Printing and Publishing Imaging Division.

     Ms. Hudson is also a director of W.H. Brady Co. and Case Corporation. She serves on the Alverno College Board of Trustees and the Medical College of Wisconsin Board of Trustees, the Advisory Council for the Indiana University School of Business, the Advisory Board of the University of Wisconsin School of Business, and the Governor's Commission on the Glass Ceiling. Age 51.

BRUCE KARATZ. Director since 1992. Chairman of the Board, President and Chief Executive Officer, Kaufman and Broad Home Corporation, an international residential and commercial builder based in California, since 1993. President and Chief Executive Officer of the company since 1986.

     Mr. Karatz is also a director of Fred Meyer, Inc. and National Golf Properties, Inc. Among his civic and cultural activities, Mr. Karatz is a trustee of the RAND Corporation, co-chairman of the Mayor's Alliance for a Safer L.A., member of the Board of the National Park Foundation, University of Southern California Law Center Board of Councilors, member of the Board of Governors for the Music Center of Los Angeles County, and a member of the Council on Foreign Relations. In 1992, he was inducted into the California Building Industry Hall of Fame. Board Committees: Audit and Personnel. Age 52.

A. BARRY RAND. Director since 1990. Executive Vice President, Customer Operations, Xerox Corporation, a document processing office equipment company, since 1992. Mr. Rand joined Xerox in 1968. In May 1985, he was elected a corporate officer and in 1987 he was elected president of Xerox's United States Marketing Group.

     Mr. Rand is also a director of Abbott Laboratories and Ameritech Corporation. He serves on the board of overseers of the Rochester Philharmonic Orchestra and is a member of the Stanford University Graduate School of Business advisory council. In 1993, Mr. Rand was inducted into the National Sales Hall of Fame. Board Committees: Personnel (Chairperson) and Finance. Age 53.

STEVEN G. ROTHMEIER. Director since 1985. Chairman of the Board and Chief Executive Officer, Great Northern Capital, a private asset management firm that he formed in March 1993.

     Prior to March 1993, Mr. Rothmeier served as president at IAI Capital Group, a venture capital and merchant banking firm. From 1973 to November 1989, he held various senior positions at Northwest Airlines, Inc., and from 1986 to 1989, he served as chairman of the board and chief executive officer of NWA Inc. and Northwest Airlines, Inc.

     Mr. Rothmeier is also a director of Waste Management, Inc., Precision Castparts Corp., Department 56, Inc., E.W. Blanch Holdings, Inc., and the Argonne National Laboratory/University of Chicago Development Corporation
(ARCH). He also serves as chairman of the St. Agnes Foundation in St. Paul, Minnesota and of Catholic Views Broadcast, Inc. in Minnesota.

     Mr. Rothmeier is a member of the Council on the Graduate School of Business, University of Chicago, a trustee of the University of Chicago, a director of the American Council on Germany, a director of the Center of the American Experiment, a director of the German Marshall Fund and an advisor to the Metropolitan Economic Development Association. Board Committees: Executive, Finance, and Nominating and Governance. Age 51.

MICHAEL W. WRIGHT. Director since 1987. Chairman of the Board, President and Chief Executive Officer, SUPERVALU INC., a major food distributor and retailer, since 1982. He was elected president and chief operating officer in 1978, chief executive officer in 1981, and chairman of the board in 1982. He joined the company as senior vice president of administration and as a member of the board of directors in 1977. Prior to

1977, he was a partner in the law firm of Dorsey & Whitney.
     Mr. Wright is also a director of Cargill, Inc., Musicland Stores Corporation, and Norwest Corporation. He is chairman of the board of the Food Marketing Institute, and a director of Food Distributors International, International Grocers Association and CIES, The Food Business Forum.
     Mr. Wright serves the community as trustee emeritus of the University of Minnesota Foundation, trustee of St. Thomas Academy and is a member of the board of overseers for the Carlson School of Management, University of Minnesota. Board Committees: Executive, Personnel and Finance. Age 59.

ITEM 2--RATIFICATION OF INDEPENDENT AUDITORS

--------------------------------------------------------------------------------

     The shares represented by your proxy will be voted (unless you indicate to the contrary) to ratify the selection of Deloitte & Touche LLP, independent public accountants, to examine the financial statements to be included in the 1998 Annual Report to Shareowners.
     A partner of Deloitte & Touche LLP will be present at the meeting, will be given the opportunity to make a statement, and will also respond to appropriate questions.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

ITEM 3--APPROVAL OF PROPOSED HONEYWELL EMPLOYEE STOCK PURCHASE PLAN

--------------------------------------------------------------------------------

     The Board of Directors adopted the Plan in December 1997, subject to shareowner approval. The following is a summary of the Plan. Please refer to Exhibit A attached to this Proxy Statement for the full text of the Plan.
     PURPOSE: The purpose of the Plan is to increase employee stock ownership by providing eligible employees with a convenient method of purchasing Honeywell stock at a discount from the market price through payroll deduction.
     ELIGIBLE PARTICIPANTS AND TAX TREATMENT: The Plan will be offered to full and part-time employees of the Company and certain of its subsidiaries, and is designed to qualify under Section 423 of the Internal Revenue Code. As a result, federal income taxes on the purchase discount and any appreciation on the stock will be deferred until the employee sells the stock.
     MAXIMUM NUMBER OF SHARES: The maximum number of shares to be issued under the Plan is one million, subject to adjustment for any changes affecting the capital structure of the Company.
     TERM: The Plan will commence on July 1, 1998, and terminate when all shares approved for issuance have been purchased, unless the Board of Directors, at its discretion, terminates the Plan sooner.
     PAYROLL DEDUCTION: Employees may elect to deduct between one and ten percent of their base pay on an after-tax basis to purchase shares under the Plan, subject to a limit of $25,000 in any calendar year and three hundred shares during any purchase period.
     PURCHASE PERIODS: Shares will be purchased in the calendar quarters commencing January 1, April 1, July 1 and October 1.
     SHARE OPTION GRANT: An employee will be automatically granted an option to purchase the maximum number of shares that can be purchased with the amount of payroll deductions accumulated in his or her account during a purchase period.
     SHARE OPTION EXERCISE AND EXPIRATION DATES: The option will be automatically exercised at the end of the purchase period unless the employee instructs otherwise, as provided under the Plan. Each option granted at the beginning of the purchase period expires on the last day of the period.
     SHARE PURCHASE PRICE: An employee may elect to purchase shares at a price which will be the lower of 85% of the fair market value on the first day of the applicable purchase period or 85% of the fair market value on the last day of the applicable purchase period.
     DIVIDENDS: All dividends payable on shares allocated to an employee's account will be used to purchase additional shares during the applicable purchase period pursuant to a custodian or recordkeeper-sponsored dividend reinvestment program.
     SHARE ISSUANCE AND SALES: An employee will pay all costs associated with the issuance of a stock certificate or any sale of shares, including brokerage commissions.
     TERMINATION OR SUSPENSION: An employee may terminate from the Plan or suspend payroll deductions at any time. However, any termination from the Plan will require new enrollment by the employee.
     CHANGE IN CONTROL: In the event of a change in control of the Company, the exercise date of a share option granted under the Plan will be accelerated to occur before the date of a change in control, which may result in the purchase of shares for an employee's account before the end of a purchase period.
     AMENDMENTS: The Plan may be amended at any time by the Board of Directors, except that no amendment will be permitted that would jeopardize the tax-qualified status of the Plan. Shareowner approval is required in order to increase the maximum number of shares that may be issued under the Plan or to change any eligibility requirements.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3.

                           STOCK OWNERSHIP INFORMATION

--------------------------------------------------------------------------------

COMPLIANCE WITH SECTION 16(A) REPORTING

--------------------------------------------------------------------------------

     The rules of the Securities and Exchange Commission require that Honeywell disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and executive officers. To the best of the Company's knowledge, all of the filings for the Company's executive officers and directors were made on a timely basis in 1997, except that the Company filed one report on behalf of William Hjerpe, an executive officer, ten days late. The report contained information on the sale of shares in January of 1997.

STOCK OWNERSHIP GUIDELINES

--------------------------------------------------------------------------------

EXECUTIVES

o The Board of Directors adopted stock ownership guidelines for Honeywell executives in 1990. The guidelines were raised in 1996. The current guidelines are as follows: The chief executive officer and chief operating officer are expected to own Honeywell stock having a value of at least five times the mid-point of the executive's salary grade range. The ownership level for presidents of Honeywell business units and the chief financial officer is four times the midpoint of the executive's salary grade range. The guideline for other executive officers is three times the midpoint of salary grade range.

BOARD OF DIRECTORS

o The Board of Directors adopted a guideline that each director have an ownership interest in Honeywell stock equal to at least six times the annual retainer fee. As the annual retainer is currently $40,000, the guidelines would encourage each director to have an equity interest in Honeywell of at least $240,000. Rather than setting a time frame for reaching the recommended ownership guideline, the Board decided that Directors should use their judgment in setting their own timetable for reaching the guideline.

FIVE PERCENT OWNER OF HONEYWELL STOCK

--------------------------------------------------------------------------------

     Barrow, Hanley, Mewhinney & Strauss, Inc., One McKinney Plaza, 3232 McKinney Avenue, 15th Floor, Dallas, Texas 75204-2429, notified Honeywell that it beneficially owned 9,245,480 shares of Honeywell common stock on December 31, 1997. This represented 7.3% of Honeywell's outstanding shares on that date. Barrow Hanley also advised Honeywell that it is a registered investment adviser and that these shares are held on behalf of various clients.

STOCK OWNERSHIP OF DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

--------------------------------------------------------------------------------

     In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. On February 27, 1998, the nominees for directors and the executive officers of Honeywell beneficially owned, in the aggregate, 1,508,741 shares of Honeywell common stock (approximately 1.2% of the shares outstanding). Honeywell directors and executive officers also have interests in stock-based units under Company plans. While these units may not be voted or transferred, we have listed them in the table below as they represent the total economic interest of the directors and executive officers in Honeywell stock.


                                          Shares             Options
Name of                                   Beneficially       Exercisable         Stock
Beneficial Owner                          Owned              Within 60 Days      Units             Total
----------------------------------------------------------------------------------------------------------
A.J. Baciocco, Jr..................         2,281                  0             12,321             14,602
E.E. Bailey........................         2,082                  0             16,418             18,500
M.R. Bonsignore....................       123,048            416,565             36,000            575,613
G.Ferrari..........................        47,733             61,499             18,000            127,232
R.D. Fullerton.....................         7,853                  0              1,735              9,588
E.D. Grayson.......................        12,065             88,853              7,500            108,418
W.M. Hjerpe........................        38,140             92,885             10,000            141,025
J.J. Howard........................         2,508                  0             11,359             13,867
K.M. Hudson........................           500                  0                  0                500
B.Karatz...........................         3,409                  0              6,459              9,868
D.L. Moore.........................        50,200             85,742                  0            135,942
A.B. Rand..........................         1,002                  0              4,925              5,927
S.G. Rothmeier.....................         1,128                  0              8,271              9,399
M.I. Tambakeras....................        37,933             63,540             10,000            111,473
M.W. Wright........................         1,200                  0             15,202             16,402

Directors and Executive
  Officers as a group...............      477,103          1,031,638            188,791          1,697,532
----------------------------------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------

     For 1997, the following table shows compensation for services to Honeywell of the following persons: 1) the chief executive officer; 2) the four most highly compensated executive officers (other than the CEO) who were employed by Honeywell during all of 1997; and 3) a former executive officer who retired from Honeywell in June 1997.

--------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------

                                                                                  Long-Term Compensation
                                                                         ---------------------------------------
                                            Annual Compensation                    Awards              Payouts
                                     ---------------------------------   ------------------------    -----------
                                                             Other
                                                             Annual        Restricted                                All Other
     Name and                                                Compen-         Stock        Options         LTIP        Compen-
Principal Position           Year    Salary($) Bonus($)      sation($)    Awards($)(5)   (Shares)    Payouts($)(1)  sation($)(2)
------------------------------------------------------------------------------------------------------------------------------
M.R. Bonsignore              1997    882,308  1,115,410      21,906              -0-       85,000      1,764,692        43,655
Chairman of the Board        1996    747,310    820,000       3,815              -0-          -0-            -0-        44,276
and Chief                    1995    682,917    541,616      31,714              -0-      113,131            -0-        17,682
Executive Officer
------------------------------------------------------------------------------------------------------------------------------
G. Ferrari                   1997    536,854    542,278     127,572(6)       350,000       49,379        712,342           -0-
President and Chief
Operating Officer (3)
------------------------------------------------------------------------------------------------------------------------------
E.D. Grayson                 1997    322,513    270,519       3,451              -0-       11,500        376,082        23,918
Vice President               1996    311,760    200,000       2,834              -0-          -0-            -0-        23,714
and General Counsel          1995    300,420    189,781       5,693          108,750       29,091            -0-        14,308
------------------------------------------------------------------------------------------------------------------------------
W.M. Hjerpe                  1997    361,531    320,000     171,282(6)           -0-       21,500        545,912        20,484
President, Honeywell         1996    296,107    237,522       5,867              -0-       10,213            -0-        19,975
Europe                       1995    273,739    200,999       4,420          595,563       15,275            -0-         6,546
------------------------------------------------------------------------------------------------------------------------------
M. I. Tambakeras             1997    347,690    285,221       2,923              -0-       21,500        471,750        19,763
President, Industrial        1996    285,462    208,448      68,283              -0-          -0-            -0-        19,260
Control                      1995    246,360    159,651      22,749          908,770       72,040            -0-         7,116
------------------------------------------------------------------------------------------------------------------------------
D.L. Moore, Former           1997    386,611    413,565      65,504              -0-       18,500        683,899       367,498
President and Chief          1996    631,360    606,748       9,382              -0-       67,242            -0-        37,804
Operating Officer (4)        1995    595,104    471,973      19,253              -0-       56,566            -0-        15,401
------------------------------------------------------------------------------------------------------------------------------


(1) Represents the payout in January 1998 of stock awards for the 1996-1997 performance period of the Performance Share Program described in the Report on Executive Compensation on page 18. The amounts include a combination of performance shares and performance units that were converted to shares upon payout.

(2) Compensation reported represents (a) the value of Company contributions of Honeywell stock to the Company 401(k) Plan, (b) the value of premiums paid by the Company on split-dollar life insurance, and (c) retirement compensation. For 1997, the dollar value of each benefit is: M.R. Bonsignore; (a) $5,460, (b) $38,195; E.D. Grayson (a) $5,460, (b)$18,458;
    W.M. Hjerpe; (a) $5,460, (b) $15,024; M.I. Tambakeras; (a) $5,460, (b)
    $14,303; and D.L. Moore; (a) $5,460, (b) $31,167, and (c) $330,871.

(3) G. Ferrari became an executive officer on April 15, 1997.

(4) D.L. Moore retired as President and Chief Operating Officer on June 30,
    1997.

(5) As of December 31, 1997, the number and value of total shares of restricted stock held by the above officers is: M.R. Bonsignore (47,343 shares; $3,242,995);G. Ferrari (24,358 shares; $1,668,523); E.D. Grayson (6,893 shares; $472,170); W.M.Hjerpe (22,389 shares; $1,533,646); M.I. Tambakeras
    (23,654 shares; $1,620,299); and D.L. Moore (12,355 shares; $846,317).
    Dividends are paid on all restricted common stock at the same rate as paid on Honeywell's common stock.

(6) Amounts principally represent relocation allowances in connection with foreign assignments.

OPTION GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------

                                                                                Potential Realizable Value at Assumed Annual
                                                                                Rates of Stock Price Appreciation for Option
                                            Individual Grants (1)                              Term (2)
                            ---------------------------------------------------    ------------------------------------
                             Number of    % of Total
                            Securities     Options
                            Underlying    Granted to
                              Options     Employees    Exercise or
                              Granted     in Fiscal    Base Price    Expiration
Name                            (#)         Year         ($/Sh)         Date        0% ($)      5% ($)        10% ($)
-----                       ---------     --------     ----------    ----------    -------   -----------   ------------
M.R. Bonsignore.........       85,000        3.9           75.19      2/17/07          0       4,019,360     10,185,847
G. Ferrari..............       31,500        1.4           75.19      2/17/07          0       1,489,527      3,774,755
                                7,324        .33           70.81      7/17/05          0         241,238        574,571
                                5,555        .25           71.68      7/17/05          0         185,231        441,177
                                5,000        .22           75.06      7/17/05          0         174,574        415,795
E.D. Grayson............       11,500         .5           75.19      2/17/07          0         543,796      1,378,085
W.M. Hjerpe.............       21,500        1.0           75.19      2/17/07          0       1,016,662      2,576,420
M.I. Tambakeras.........       21,500        1.0           75.19      2/17/07          0       1,016,662      2,576,420
D. L. Moore.............       18,500         .8           75.19      7/31/02          0         874,802      2,216,920
All Shareowners (3).....          N/A        N/A             N/A          N/A          0   5,989,709,791 15,179,100,617
All Optionees...........    1,529,461      100.0           74.76                       0      69,430,854    175,195,396
All Optionees Gain as %
  of All Shareowners'
  Gain..................         N/A         N/A             N/A          N/A        N/A           1.16%          1.16%
------------------------------------------------------------------------------------------------------------------------------------


(1) In general, stock options become exercisable one year after the grant date, and the option exercise price may be paid in cash, shares or a combination. Stock options are subject to a reload feature: when an option is exercised with the payment of the exercise price by delivery of previously-owned shares of the Company's common stock, a reload option is granted for the number of shares used to pay the exercise price, with a new exercise price equal to the market value of the Company's common stock on the date of exercise and a term expiring on the expiration date of the original option. The options shown above for G. Ferrari include grants of reload stock options.

(2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the Company's stock price.

(3) For "All Shareowners" the gain is calculated from $75.19, the fair market value of the Company's common stock on February 18, 1997, when stock options were granted to executive officers, and is measured over the ten-year period ending February 17, 2007, when those stock options expire.

AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FY-END OPTION VALUES

--------------------------------------------------------------------------------


                                                               Number of Securities
                                                                    Underlying            Value of Unexercised
                                                                Unexercised Options       In-the-Money Options
                                                                        at                         at
                                                                     FY-End (#)                 FY-End ($)
                                Shares Acquired    Value      ------------------------   -----------------------
Name                            on Exercise(#)  Realized($)  Exercisable  Unexercisable Exercisable Unexercisable
-----                            ------------   ----------    ---------    -----------   ---------   -----------
M.R. Bonsignore............         3,282          142,531      331,565    140,000       11,351,353   1,978,284
G. Ferrari.................        40,404        1,202,221       29,999     31,500          145,062           0
E.D. Grayson...............             0                0       77,353     11,500        2,376,875           0
W.M. Hjerpe................             0                0       71,385     46,500        1,771,047     578,907
M.I. Tambakeras............             0                0       54,040     46,500        1,455,120     578,907
D.L. Moore.................        37,000        1,545,971       67,242     18,500        1,151,002           0

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------

     The table identifies performance units awarded under the Performance Share Program, which is described in the Report on Executive Compensation on page 18.


                                                                 Estimated future payouts under
                             Number of     Performance or         non-stock price-based plans
                           shares, units    other period      ------------------------------------
                             or other     until maturation     Threshold            Target/Maximum
Name                       rights (#)(1)      or payout           (#)                     (#)
--------------------------------------------------------------------------------------------------
G. Ferrari...............     3,187            1 year            1,593                    3,187
--------------------------------------------------------------------------------------------------

(1) Additional units that were awarded for the 1996-1997 performance period due to Mr. Ferrari's promotion to President and Chief Operating Officer in April 1997.

REPORT ON EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------

COMPENSATION PHILOSOPHY

     The Personnel Committee of the Board of Directors adopted a management compensation program based on the following compensation principles:

o Honeywell provides the level of total compensation necessary to attract and retain the best executives in its industries.
o  Compensation is linked to performance and to the interests of shareowners.
o Incentive compensation programs recognize both individual and team performance.
o  Compensation balances rewards for short- term vs. long-term results.
o Compensation programs include features that encourage executives to make a long-term career commitment to Honeywell and its shareowners.
o Plans include measurements based on continuous growth and performance relative to peer companies.

COMPENSATION METHODOLOGY

     Each year the Personnel Committee reviews market data and assesses Honeywell's competitive position in each component of executive compensation, including base salary, annual incentive and long-term incentive compensation.

     The primary market comparison for cash compensation (base salary and annual incentive) is comprised of two broad-based surveys, each including several hundred participating companies. The Committee believes that a broad mix of companies is representative of the market in which Honeywell competes to recruit executives. Target compensation is based on the median of actual compensation, adjusted to reflect differences in revenue among these companies. Several additional surveys are used to verify the results of the primary survey and to allow for a broader analysis of trends in executive compensation.

     The primary market comparison for long-term compensation is a bi-annual survey of 40 high-tech manufacturing companies. This survey was selected because of the technical competence of the survey firm and because the companies operate in businesses similar to Honeywell's and compete for executives with experience and skills similar to those Honeywell requires. Several additional broad-based surveys were also consulted, for purposes of verifying the findings of the primary survey and determining stock option grant practices and trends.

     The descriptions below of the components of compensation contain additional detail regarding compensation methodology. Compensation decisions regarding individual executives may also be based on factors such as individual performance, level of responsibility or unique skills of the executive.

COMPONENTS OF COMPENSATION

O  BASE SALARY

     The Corporate Executive Compensation Plan provides for annual cash compensation consisting of base salary and annual incentive. The relationship between base salary and annual incentive is based on salary grade. Executives at higher grade levels have a larger percentage of their total cash compensation contingent on the accomplishment of business objectives.

     Annual base salary is designed to compensate executives for their sustained performance. Salary is based on: (1) executive grade level; (2) individual performance; and (3) spending guidelines approved by the Committee. The Committee approves all salary increases for executive officers. Salaries for executive officers for 1997 were projected to be at the median of the compensation peer group.

O  ANNUAL INCENTIVE

     The Corporate Executive Compensation Plan establishes a fixed percentage of annual salary as an executive's target "on-plan" annual incentive opportunity. The Committee establishes the percentage based on comparative survey data. For executive officers, the percentage ranged from 40% of salary to 70% of salary, in the case of the CEO. Annual incentive for 1997 was targeted at the median of the compensation peer group.

     Annual incentive payments for 1997 were based 50% on net income and 50% on economic value added. Under the Plan, payouts may range from 0% to 200% of the target incentive. Overall, the Company exceeded the net income and economic value added objectives for 1997. However, since targets vary by business units, payouts under the Plan ranged from 0% to approximately 199% of the individual's "on-plan" target incentive. The Bonus column of the Summary Compensation table on page 15 contains the annual incentive payment for 1997 performance for each of the most highly compensated executive officers.

O LONG TERM INCENTIVE COMPENSATION

     The principal components of long-term compensation are stock options, performance shares, and restricted stock.

     Stock Options

     Based on market surveys of long-term incentive compensation, the Committee approves a target number of option shares for each executive grade level. Management makes recommendations to the Committee as to the number of options, if any, to be granted to each executive based on the following criteria:

o the executive's ability to impact financial performance in terms of profitability and revenue;

o  the executive's past performance;

o  expectations of the executive's future potential.

     The Committee reviews and approves stock option grants to executive officers. Options granted have an exercise price equal to the fair market value of Honeywell common stock on the date of grant and are typically exercisable one year from the date of grant.

     Performance Share Program

     The Performance Share Program provides grants of performance share units which executives may earn if certain objectives are met over a specified performance period. The target number of performance share units varies by grade level. The Committee selects the eligible participants for the program, approves the performance objectives, and approves final awards paid to executives at the end of the performance period.

     For the 1996-97 performance period:

o  One-third of the total grant was based on cumulative pre-tax profit;

o One-third of the total grant was based on Honeywell's shareholder return (stock appreciation plus dividends) compared to a group of selected peer companies; (For purposes of measuring the total shareowner return objective, Honeywell constructed a group of 19 peer companies which are included in the performance graph on page 21.) and
o  One-third of the total grant was based on cumulative revenue.

     Overall, the Company exceeded both its profit and revenue objectives, resulting in a 100% payout for these objectives. Total shareowner return ranked in the second quartile for the period compared to the peer group, resulting in a 50% payout for this objective. Since the revenue and profit objectives varied by business unit, payouts under the program ranged from approximately 16% to 83% of the targeted number of shares. See the Long-Term Incentive Plan Payout column in the Summary Compensation table on page 15 for the dollar value of awards paid out to the most highly compensated executive officers for the 1996-1997 performance period.

     Restricted Stock

     The Committee occasionally grants shares of restricted stock with fixed restriction periods to ensure the retention of key executives or as part of the compensation to a new executive hired from outside the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Michael R. Bonsignore became Chairman of the Board and Chief Executive Officer at the 1993 Annual Meeting of Shareowners. The non-employee directors meet annually, in private, to review Mr. Bonsignore's performance. The Personnel Committee uses this performance evaluation in determining Mr. Bonsignore's compensation.

     Mr. Bonsignore's total annual compensation for 1997, including salary and annual incentive target, was approximately at the median for his position, in both of the primary and secondary surveys used to determine cash compensation.

     In 1997, the Committee approved a 14.6% salary increase for Mr. Bonsignore. In addition to his performance, the increase was based on an external study that indicated that his compensation was below the median compensation of other CEOs with similar responsibilities.

     In 1995, shareowners approved the Honeywell Senior Management Performance Incentive Plan, which was designed to preserve the Company's tax deduction for incentive compensation paid to certain executives. Incentive compensation in any given year under that plan for Mr. Bonsignore may be either (1) 35% of an incentive compensation pool consisting of 1% of income from continuing operations before income taxes, or (2) a lesser amount based on criteria used to determine payouts under the Corporate Executive Compensation Plan and Performance Share Program.

     For 1997, the Committee decided that Mr. Bonsignore's annual incentive payment be based on the objectives established under the Corporate Executive Compensation Plan described on page 18. Based on the Company's performance for 1997, Mr. Bonsignore received a payment of $1,115,410, representing 181% of his target incentive.

     For 1996-97 performance, the Committee also decided that Mr. Bonsignore receive a payout based on the criteria used under the Performance Share Program, resulting in a payout of 25,437 shares. See the Long-Term Incentive Plan Payout column in the Summary Compensation table on page 15 for the dollar amount of this award.

     Mr. Bonsignore received a grant of 85,000 stock options in 1997.

IMPACT OF APPLICABLE TAX CODE PROVISION

     The Committee has reviewed the potential consequences for the Company of
Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. Honeywell has designed most of its executive compensation programs to preserve its ability to deduct compensation paid to executives under these programs. As a result, this provision had no impact on the Company in 1997. However, the provision is expected to have some impact on the Company in 1998 due to the scheduled vesting of shares of restricted stock, which were granted prior to the effective date of
Section 162(m) and do not qualify under that provision.

EMPLOYMENT AGREEMENTS

     When Mr. Moore became President and Chief Operating Officer in 1993, he entered into an employment agreement with the Company, which was amended in 1995. Under the terms of the agreement Mr. Moore is entitled to receive 60 monthly payments of $34,000, which commenced upon his retirement from the Company on June 30, 1997.
     When Mr. Ferrari became President of Honeywell Europe in 1992, he entered into an employment agreement with Honeywell Europe which provided for certain salary and benefits in accordance with Belgian law. When Mr. Ferrari was promoted to President and Chief Operating Officer of Honeywell in 1997, his compensation was increased to reflect his promotion and his benefits were adjusted to accommodate his relocation to the United States. Mr. Ferrari's current position is considered to be an international assignment under his Belgian employment contract; therefore, the contract remains in effect until his retirement from the Company. Please see the Summary Compensation table on page 15 for details regarding Mr. Ferrari's compensation for 1997.

SUBMITTED BY THE PERSONNEL COMMITTEE OF THE BOARD OF DIRECTORS:

   A.B. Rand (Chairperson)
   A.J. Baciocco, Jr.
   J.J. Howard
   B.Karatz
   M.W. Wright

INSIDER PARTICIPATION AND DIRECTOR INTERLOCKS

     James J. Howard, Chairman and Chief Executive Officer and President of Northern States Power Company, is a member of the Honeywell Board of Directors. Giannantonio Ferrari, President and Chief Operating Officer of Honeywell, became a member of the Board of Directors of Northern States Power Company in 1997. Mr. Howard has been a member of the Honeywell Personnel Committee since he joined the Honeywell Board in 1990. However, since the time that Mr. Ferrari joined the Northern States Power Board, Mr. Howard has abstained from voting on all matters considered by the Personnel Committee or the full Board dealing with Mr. Ferrari's compensation. Mr. Ferrari is not a member of the compensation committee of Northern States Power Company.

PERFORMANCE GRAPH

--------------------------------------------------------------------------------
     This graph compares the cumulative total shareowner return on Honeywell's common stock for the last five fiscal years with the cumulative total return of:

o  The S&P 500 Index,
o A composite of the S&P Electrical Equipment Index and the S&P Aerospace and Defense Index, and
o A custom peer group of 19 companies which Honeywell uses to determine various aspects of incentive compensation.

Because of the custom peer group's linkage to Honeywell's incentive compensation, we are replacing the composite S&P Electrical Equipment and Aerospace and Defense Index that we used in prior proxy statements with the custom peer group. SEC rules require that we use both comparisons in the year in which we implement a change.

     The graph assumes the investment of $100 in Honeywell's common stock, the S&P 500 Index, the Composite Index, and the Custom Peer Group identified below at the market close on December 31, 1992, and the reinvestment of all dividends.

                      CUMULATIVE TOTAL SHAREHOLDER RETURN

[The following table represents the plot points of a line chart.]

                             Composite   Custom
         Honeywell  S&P 500    Index   Peer Group
Dec-92      100       100       100       100
Dec-93      106       110       123       124
Dec-94      100       112       127       124
Dec-95      159       153       185       174
Dec-96      218       189       250       232
Dec-97      231       252       330       317

*Custom peer group consists of AlliedSignal Inc., AMP Inc., Cooper Industries, Dover Corp., Eaton Corp., Emerson Electric Co., General Electric Company, General Signal Corp., Johnson Controls Inc., Litton Industries, Parker-Hannifin Corp., Raytheon Co., Rockwell International, Siebe Plc ADR, TRW Inc., Tyco International, United Technologies, CBS Corp. (previously Westinghouse Electric) and York International.

CHANGE IN CONTROL AND TERMINATION ARRANGEMENTS

--------------------------------------------------------------------------------

COMPENSATION AND RETIREMENT PLANS

     Several of the Company's compensation and retirement plans provide for enhanced employee benefits upon "a change in control" of the Company. A change of control will generally be deemed to have occurred upon (1) a third party's acquisition of 30% or more of the Company's stock, (2) a change in the majority of the members of the Company's Board of Directors, (3) a merger, consolidation or liquidation of the Company, or (4) a sale of all or substantially all of the assets of the Company.

     In general, upon a change in control, (1) all options become immediately exercisable, (2) restricted shares become immediately vested, and (3) performance-based awards are paid out.

     The Company's qualified retirement plan contains provisions, which specify how assets in excess of those needed to satisfy the plan's obligations are to be directed. In general, those assets will be applied towards post-retiree medical benefits to participants under age 65 and to payment of increased retirement benefits on a proportional basis to both active and retired participants.

     The Company's supplementary retirement plans generally provide for the payment of retirement benefits in excess of those provided by the Company's qualified retirement plans. Upon a change in control, participants' accrued benefits under any of the plans become fully vested and are paid out in a lump sum following termination of employment after the change in control.

TERMINATION AGREEMENTS

     The Company has entered into executive termination agreements with 20 of its executives. These agreements will be automatically extended each January 1 unless the Company notifies an executive by October 1 of the preceding year that it does not wish to extend the term of the executive's agreement. If a change in control occurs at any time during the term of an agreement, the term is automatically extended for a period of thirty-six months, but not beyond the end of the month in which the executive would reach age 65.

     In general, these agreements entitle the executive to a lump sum payment of three times (in some cases, two times) the executive's salary and on-plan incentive bonus if either the executive's employment is terminated (other than for cause) or his or her duties are diminished following a change in control. The executive will also be entitled to medical, life insurance and disability coverage for up to three years (in some cases, two years). In addition, the Company will compensate the executive for any excise tax liability he or she may incur as a result of payments made under the agreement.

PENSION PLAN TABLE

--------------------------------------------------------------------------------


             AVERAGE COMPENSATION
(Average of Salaries Plus Incentive Payments                             YEARS OF SERVICE
  During Highest 60 Consecutive Months of       ---------------------------------------------------------------
      120 Months Prior to Retirement)               15            20            25            30           35
---------------------------------------------------------------------------------------------------------------
               $  200,000                       $ 45,516      $ 60,688      $ 75,860      $ 91,032     $ 96,032
---------------------------------------------------------------------------------------------------------------
                  400,000                         93,516       124,688       155,860       187,032      197,032
---------------------------------------------------------------------------------------------------------------
                  600,000                        141,516       188,688       235,860       283,032      298,032
---------------------------------------------------------------------------------------------------------------
                  800,000                        189,516       252,688       315,860       379,032      399,032
---------------------------------------------------------------------------------------------------------------
                1,000,000                        237,516       316,688       395,860       475,032      500,032
---------------------------------------------------------------------------------------------------------------
                1,200,000                        285,516       380,688       475,860       571,032      601,032
---------------------------------------------------------------------------------------------------------------
                1,400,000                        333,516       444,688       555,860       667,032      702,032
---------------------------------------------------------------------------------------------------------------
                1,600,000                        381,516       508,688       635,860       763,032      803,032
---------------------------------------------------------------------------------------------------------------
                1,800,000                        429,516       572,688       715,860       859,032      904,032
---------------------------------------------------------------------------------------------------------------
                2,000,000                        477,516       636,688       795,860       955,032    1,005,032
---------------------------------------------------------------------------------------------------------------
                2,200,000                        525,516       700,688       875,860     1,051,032    1,106,032
---------------------------------------------------------------------------------------------------------------
                2,400,000                        573,516       764,688       955,860     1,147,032    1,207,032
---------------------------------------------------------------------------------------------------------------

     Honeywell and its subsidiaries maintain a variety of pension and retirement plans for their employees. The table illustrates the annual benefits payable by the Company in specified remuneration and years-of-service classifications at normal retirement under the Honeywell Retirement Benefit Plan, which is a defined benefit plan that does not require employee contributions. Compensation used for pension formula purposes includes salary and annual bonus reported as set forth in the table on page 15. Contributions by Honeywell, when required by the Plan, are determined on an actuarial basis and are not made primarily for the benefit of any individual. The credited years of service for the current executive officers in the table on page 15 are: M.R. Bonsignore -- 27 years; G. Ferrari -- 37 years; E.D. Grayson -- 5 years; W.M. Hjerpe -- 23 years; and M. I. Tambakeras -- 18 years. Mr. Moore retired in June 1997 after 35 years of service. A portion of the benefits shown in the table may be paid from the Company's supplementary retirement plans, rather than from plan trusts, due to limitations imposed by the Internal Revenue Code, which restricts the amount of benefits payable under tax-qualified plans.

OTHER INFORMATION

--------------------------------------------------------------------------------

SUBMISSION OF DIRECTOR NOMINATIONS AND SHAREOWNER PROPOSALS

     The Nominating and Governance Committee of the Board of Directors will consider qualified nominees for director recommended by shareowners.

o In order for a shareowner proposal to be considered for inclusion in Honeywell's proxy statement for the 1999 Annual Meeting, the proposal must be received at the Company's offices no later than November 3, 1998. Securities and Exchange Commission rules contain standards as to what shareowner proposals are required to be included in a proxy statement.

o In addition, the Company's By-laws provide that any shareowner wishing to make a nomination for director, or wishing to introduce a proposal at the Company's Annual Meeting of Shareowners must notify the Company not more than 75 days and not less than 50 days prior to the meeting, and that notice must meet other requirements contained in the By-laws.

     Any shareowner who wishes to submit a shareowner proposal or a nomination for director, or who would like to receive a copy of the relevant section of the By-laws, should contact the Vice President and Corporate Secretary, Honeywell Plaza, Minneapolis, Minnesota, 55408.


EXPENSES OF SOLICITATION

     Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by Honeywell officers and employees without additional compensation. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 1998 Annual Meeting of Shareowners at a fee of approximately $18,000 plus associated costs and expenses.

By Order of the Board of Directors,

/s/ Kathleen Gibson
-------------------
Kathleen M. Gibson
Vice President and Corporate Secretary

     SEE ENCLOSED PROXY CARD -- PLEASE VOTE BY TELEPHONE OR SIGN CARD AND MAIL PROMPTLY.

                                                                       EXHIBIT A

HONEYWELL EMPLOYEE STOCK PURCHASE PLAN

--------------------------------------------------------------------------------

1. PURPOSE. The purpose of the Honeywell Employee Stock Purchase Plan (the "Plan") is to offer employees of Honeywell Inc., a Delaware corporation (the "Company"), and its Subsidiaries (as defined below) an added incentive to invest in the Company's common stock, par value $1.50 per share (each a "Share") by permitting eligible employees to purchase Shares at below-market prices, and increase employee ownership of the Company's Shares. The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2. DEFINITIONS. Capitalized terms used in this Plan shall have the following meanings unless defined elsewhere herein.

(a)  "BOARD OF DIRECTORS" means the Board of Directors of Honeywell Inc.

(b) "COMMITTEE" means the group of individuals administering the Plan, which shall be the Savings Plan Committee of the Company or any other committee designated or established by the Board of Directors for the purpose of administering the Plan.

(c) "COMPENSATION" means all gross earnings and commissions, including payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. Compensation shall not include expense reimbursements, allowances and payments attributable to foreign assignments, long-term disability and workers' compensation payments, lump-sum payments due to death, termination of employment or layoff, non-taxable fringe benefits, amounts received by selling vacation, and payments or discounts under any stock purchase or option plan.

(d)  "EXERCISE DATE" means the last Trading Day of each Purchase Period.

(e) "FAIR MARKET VALUE" means the value of a Share on a given date, determined based on the arithmetic mean between the high and low sale prices of a Share on such date, as reported in a summary of composite transactions for stock listed on the New York Stock Exchange or, if the New York Stock Exchange is not open for trading on such date, the fair market value of a Share shall be the arithmetic mean between the high and low sale prices of a Share, as so reported, on the nearest date on which the New York Stock Exchange is open for trading.

(f) "PARTICIPANT" means any individual who is eligible to participate in the Plan and enrolls in the Plan in the manner set forth in Section 4 hereof.

(g) "PURCHASE PERIOD" means the approximate three-month period during which an option to purchase Shares is granted and may be exercised, beginning on the first Trading Day of each calendar quarter commencing on January 1, April 1, July 1 and October 1, and ending on the Exercise Date of each such calendar quarter.

(h) "PURCHASE PRICE" means an amount equal to 85% of the lower of the Fair Market Value of a Share on the first Trading Day of a Purchase Period or on the Exercise Date.

(i) "SUBSIDIARY" means a corporation, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, within the meaning of Sections 424(e) and 424(f) of the Code, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary, which from time to time, may adopt the Plan.

(j) "TRADING DAY" means any day on which the New York Stock Exchange is open for trading.

3. PURCHASE PERIODS. The Plan shall be implemented by consecutive Purchase Periods, with the first Purchase Period commencing on the first Trading Day on or after July 1, 1998 and each subsequent Purchase Period commencing on the first Trading Day of each calendar quarter thereafter, continuing until the Plan is terminated in accordance with Sections 19 or 22 hereof.

4. ELIGIBILITY; PARTICIPATION.
(a) ELIGIBLE EMPLOYEES. Any individual who, as of the beginning of a Purchase Period, is an employee of the Company or any Subsidiary for tax purposes and whose customary employment with the Company or such Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year shall be eligible to participate in the Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on medical leave, maternity leave or any other leave of absence approved by the Company or any Subsidiary. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(b) ENROLLMENT. Any individual who is eligible to participate in the Plan may do so by enrolling in the Plan and authorizing payroll deductions in the manner prescribed by the Committee.

(c) LIMITATIONS ON PARTICIPATION. Notwithstanding any provisions of the Plan, no Participant shall be granted an option under the Plan if immediately after the grant, (i) such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the
     Code) would own capital stock of the Company and/or hold outstanding options to purchase any class of capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or any subsidiary thereof, or (ii) the Participant's rights to purchase capital stock under all employee stock purchase plans of the Company and its subsidiaries would accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of capital stock (determined at the Fair Market Value of the Shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

5. PAYROLL DEDUCTIONS.
(a) AMOUNT. At the time a Participant enrolls in the Plan, the Participant shall elect to have payroll deductions made on each pay day during each Purchase Period in an amount not to exceed ten percent (10%) of the Compensation which the Participant receives on each such pay day. All payroll deductions shall be credited to an account maintained for Participants under the Plan and shall be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(b) COMMENCEMENT. Payroll deductions shall commence in the first practicable payroll period of the Purchase Period following the Participant's enrollment in the Plan and shall end in the last practicable payroll period of the Purchase Period during which the Participant is enrolled in the Plan, unless suspended by the Participant pursuant to Subsection (c) hereinbelow or the Participant ceases to participate in the Plan for any of the reasons stated in Sections 11 or 12 hereof.

(c) ADJUSTMENTS. A Participant may increase or decrease the rate of payroll deductions during a Purchase Period by notifying the Company thereof in the manner prescribed by the Committee, and such change will be effective with the next practicable payroll period. In the event a Participant suspends all payroll deductions, the Participant shall not be entitled to renew same until a subsequent Purchase Period. The Committee may, in its discretion, limit the number of payroll deduction rate changes and prescribe the effective dates thereof during any Purchase Period.

     Notwithstanding the foregoing, to the extent necessary to comply with
     Section 423(b)(8) of the Code and Section 4(c) hereof, the Company may decrease a Participant's payroll deductions or suspend same at any time during a Purchase Period.

6. GRANT OF OPTION. On the first Trading Day of each Purchase Period, each Participant shall be granted an option to purchase, exercisable on each Exercise Date, that number of Shares determined by dividing the aggregate amount of payroll deductions accumulated during the Purchase Period and retained for the Participant as of such Exercise Date, by the Purchase Price; provided however, that in no event shall an Employee be permitted to purchase during each Purchase Period more than 300 Shares (subject to any adjustment pursuant to Section 18 hereof), and provided further that such purchase shall be subject to the limitations set forth in Sections 4(c) and 15 hereof. The option shall expire on the last Trading Day of the Purchase Period.

7. EXERCISE OF OPTION. On each Exercise Date, each Participant's option to purchase Shares under the Plan shall be exercised automatically, and the maximum number of Shares subject to such option shall be purchased for the Participant at the Purchase Price, with the aggregate amount of payroll deductions accumulated for the Participant, unless the Participant otherwise requests as provided for in Sections 11 or 12 hereof.

8. PARTICIPANT ACCOUNTS.

(a) STATEMENT. Individual accounts shall be maintained for each Participant. Shares purchased for the account of each Participant shall be credited thereto as of the close of business on the Exercise Date. As soon as practicable following each Purchase Period, a statement of account shall be sent to each Participant, setting forth the amount of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any, in the Participant's account.

(b) CUSTODY OF SHARES. Shares purchased for the account of each Participant shall be held in a book-entry account maintained for the benefit of Participants by the recordkeeper/custodian selected by the Company. A Participant may request that a certificate for all or a portion of the Shares credited to the Participant's account be issued, provided the Participant pays any fees associated with the issuance of such Share certificate.

(c) VOTING RIGHTS; DIVIDENDS. A Participant shall have all ownership rights with respect to the Shares credited to the Participant's account, including the right to vote such Shares. Any dividends or distributions which may be declared thereon by the Board of Directors will be reinvested by the recordkeeper/custodian in additional Shares for the Participant.

9. TAXES. At the time an option is exercised, in whole or in part, or at the time all or a portion of the Shares purchased under the Plan are disposed of, the Participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to any sale or early disposition of Shares by the Participant.

10. PURCHASE FOR INVESTMENT PURPOSE. The Plan is intended to provide Shares for investment and not for resale. The Company does not, however, intend to restrict or influence any Participant in the conduct of such Participant's own affairs. A Participant may therefore sell Shares purchased under the Plan at any time the Participant chooses, subject to compliance with any applicable federal or state securities laws. Because of certain federal tax requirements, each Participant agrees, by enrolling in the Plan, to notify the Company of any sale or other disposition of Shares held by the Participant less than two (2) years from the beginning of the Purchase Period during which they were purchased or one (1) year from the Exercise Date, whichever is longer, indicating the number of such Shares disposed of. The Company shall be entitled to presume that a Participant has disposed of any Shares for which the Participant has requested a certificate. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Company may deem advisable under all applicable laws, rules, and regulations, and the Company may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

11. WITHDRAWALS; TERMINATION OF PLAN PARTICIPATION.
(a) WITHDRAWALS. At any time during a Purchase Period, a Participant may request a withdrawal of all or a portion of the Shares, dividends or other distributions credited to the Participant's account, or the entire amount of any payroll deductions which have not yet been used to purchase Shares, by notifying the Company thereof in the manner prescribed by the Committee. The Participant shall specify in such notice whether or not the amount of any withdrawal attributable to Shares is to be distributed in cash or Shares. If cash is elected, the number of full Shares credited to the Participant's account which is approximately equal to the amount of the withdrawal requested, based on the Fair Market Value of such Shares as of the effective date of the notice, shall be sold, and the proceeds thereof, less any brokerage fees or commissions charged pursuant to such sale, shall be distributed together with any requested payroll deductions, dividends or other distributions, as soon as practicable. If the Participant requests a distribution in Shares, a certificate therefore shall be prepared at the Participant's expense and issued as soon as practical thereafter.

(b) TERMINATION OF PARTICIPATION. A Participant may terminate participation in the Plan by notifying the Company thereof in the manner prescribed by the Committee. Following the effective date of such notice, the Participant's payroll deductions shall cease with the next practicable payroll period. The Participant shall specify in such notice whether or not the Shares credited to the Participant's account are to be distributed in cash or Shares. If cash is elected, the Shares shall be sold as of the effective date of such notice and the proceeds thereof, less any brokerage fees or commissions charged pursuant to such sale, shall be distributed as soon as practicable. If the Participant requests a distribution in Shares, a certificate therefore shall be prepared at the Participant's expense and issued as soon as practicable thereafter.

     Unless the Participant otherwise requests, all payroll deductions, dividends and other distributions, if any, credited for the Participant but not yet used to purchase Shares, shall be applied to such purchase on the next Exercise date. At the Participant's election, certificates representing such additional Shares shall be prepared at the Participant's expense and issued as soon as practicable thereafter, or such Shares shall be sold and the proceeds of such sale, less any brokerage fees or commissions, distributed to the Participant as soon as practicable thereafter. If the Participant requests that such payroll deductions, dividends and other distributions not be used to purchase additional Shares, such amounts will be refunded to the Participant as soon as practicable following the end of the Purchase Period.

(c) RENEWAL OF PARTICIPATION. If a Participant terminates participation in the Plan, the Participant must re-enroll in the Plan to renew participation. Termination of participation in the Plan shall not have any effect upon the Participant's eligibility to participate in any similar plan which may hereafter be adopted by the Company.

12. TERMINATION OF ELIGIBILITY. If a Participant ceases to be eligible to participate in the Plan for any reason, the Participant's payroll deductions shall cease as of the effective date of such termination of eligibility. The Participant may then allow Shares credited to the Participant's account to remain therein, or at any time, request withdrawal of all or a portion of such account in the manner specified in Section 11(a) hereof.

     Unless the Participant otherwise requests, all payroll deductions, dividends and other distributions, if any, credited for the Participant but not yet used to purchase Shares shall be applied to such purchase on the next Exercise Date. If the Participant requests that such payroll deductions, dividends and other distributions not be used to purchase additional Shares, such amounts will be refunded to the Participant as soon as practicable following the end of the Purchase Period.

     Notwithstanding the foregoing, a Participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be eligible to participate in the Plan for the Participant's customary number of hours per week of employment during the period in which the Participant is subject to such payment in lieu of notice.

13. TRANSFER. A Participant may not assign, transfer, pledge or otherwise dispose of (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) any payroll deductions credited for the Participant or any right to exercise an option or receive Shares under the Plan. Any such assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election by the Participant to terminate participation in the Plan in accordance with Section 11 hereof.

14.  PARTICIPANT BENEFICIARIES.
(a) DESIGNATION. A Participant may file with the Company, a written designation of a beneficiary who is entitled to receive any Shares, accumulated payroll deductions, dividends or other distributions, if any, held for the Participant under the Plan, in the event of the Participant's death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. A Participant may change the designation of a beneficiary at any time by written notice, unless the current designated beneficiary is a spouse, in which case, spousal consent shall be required.

(b) FAILURE OF DESIGNATION. If a Participant dies and there is no beneficiary validly designated under the Plan who is living at the time of the Participant's death, the first class of the following classes of automatic beneficiaries with a member surviving the Participant and (except in the case of the Participant's issue) in equal shares if there is more than one member in such class surviving the Participant: (i) Participant's surviving spouse, (ii) Participant's surviving issue per stirpes and not per capita,
     (iii) Participant's surviving parents, (iv) Participant's surviving brothers and sisters, or (v) the representative of the Participant's estate, shall be entitled to receive any Shares, accumulated payroll deductions, dividends and other distributions, if any, held for the Participant.

15. SHARES. The maximum number of Shares which may be purchased under the Plan is One Million (1,000,000), subject to adjustment upon changes in the capitalization of the Company as set forth in Section 18 hereof. Shares purchased for Participants' accounts may be purchased in the open market (on an exchange or in negotiated transactions), may be previously acquired treasury Shares, authorized and unissued Shares, or any combination of Shares purchased in the open market, previously acquired treasury Shares or authorized and unissued Shares. If, on a given Exercise Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

16. ADMINISTRATION. The Plan shall be administered by the Committee, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. The Committee may change the frequency of payroll deductions, limit the frequency or number of changes in the amount of payroll deductions to be made during a Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the Plan.

     The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. Every finding, decision and determination made by the Committee shall, to the fullest extent permitted by law, be final and binding upon all parties.

17. USE OF FUNDS. No interest shall accrue on the payroll deductions of a Participant in the Plan, and all payroll deductions which are received or held by the Company under the Plan may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate payroll deductions.

18. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, CHANGE IN CONTROL.

(a) CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of Shares covered by each option under the Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of Shares each Participant may purchase per Purchase Period (pursuant to Section 6), as well as the Purchase Price, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to, an option.

(b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, any Purchase Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and any Purchase Period then in progress shall end on the New Exercise Date. The New Exercise Date shall be established by the Committee, and shall be before the date of the Company's proposed dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Purchase Period, as provided for in Sections 11 or 12 hereof.

(c) CHANGE IN CONTROL. In the event of a Change in Control of the Company, any Purchase Period then in progress shall be shortened by setting a new Exercise Date (the "Change of Control Exercise Date") and any Purchase Period then in progress shall end on the Change of Control Exercise Date. The Change of Control Exercise Date shall be before the date of the Company's proposed sale or merger. The Committee shall notify each Participant in writing, at least ten (10) business days prior to the Change of Control Exercise Date, that the Exercise Date for the Participant's option has been changed to the Change of Control Exercise Date and that the Participant's option shall be exercised automatically on the Change of Control Exercise Date, unless prior to such date the Participant has withdrawn from the Purchase Period, as provided for in Sections 11 or 12 hereof.

     For purposes of this Plan, a "Change in Control" of the Company shall be deemed to have occurred if the conditions set forth in any one or more of the following paragraphs shall have been satisfied:

(i) Any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, any "person" (as hereinabove defined) acting on behalf of the Company as underwriter pursuant to an offering who is temporarily holding securities in connection with such offering, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

(ii) During any period of not more than two consecutive years (not including any period prior to the effective date of the Plan), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (i), (iii) or (iv) of this Section 18(c)) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)The shareholders of the Company approve a merger or consolidation of the Company with any other person, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

(iv) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

19. AMENDMENT OR TERMINATION. The Board of Directors may at any time and for any reason terminate or amend the Plan, and/or delegate authority for any amendments to the Committee. Except as provided in Section 18 hereof, no such termination or amendment shall affect options previously granted or adversely affect the rights of any Participant with respect thereto. Without shareholder consent and without regard to whether any Participant rights may have been considered to have been "adversely affected," the Plan may be amended to change the Purchase Periods, increase the Purchase Price or change the percentage of payroll deductions. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval of any amendment to the Plan in such a manner and to such a degree as required.

20. NOTICES. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

21. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed.

     As a condition to the exercise of an option, the Company may require a Participant to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. TERM. The Plan shall become effective upon its adoption by the Board of Directors subject to the approval by the shareholders of the Company. It shall continue in effect indefinitely thereafter until the maximum number of Shares available for sale under the Plan (as provided in Section 15 hereof) has been purchased, unless sooner terminated pursuant to Section 19 hereof.

================================================================================

                        HELP ELIMINATE DUPLICATE MAILINGS

           SECURITIES AND EXCHANGE COMMISSION RULES PERMIT US TO SEND A SINGLE COPY OF THE ANNUAL REPORT TO HONEYWELL SHAREOWNERS RESIDING IN THE SAME HOUSEHOLD WITH SHAREOWNER CONSENT. IF THE ANNUAL REPORT ACCOMPANYING THIS PROXY STATEMENT IS A DUPLICATE COPY FOR YOUR HOUSEHOLD, YOU MAY DISCONTINUE RECEIVING THIS DUPLICATE COPY BY MARKING THE APPROPRIATE BOX ON YOUR PROXY CARD OR SO INDICATING WHEN PROMPTED DURING TELEPHONE VOTING. IF YOU CHOOSE TO DO SO, WE WILL NOT SEND FUTURE ANNUAL REPORTS TO THE ACCOUNT ADDRESS LISTED ON THAT PROXY CARD, UNLESS YOU REQUEST THAT WE RESUME SUCH MAILINGS.

================================================================================

                                                                       Honeywell
--------------------------------------------------------------------------------

Honeywell Inc.
Honeywell Plaza
Minneapolis, Minnesota 55408

RECYCLED PAPER WITH A MINIMUM
OF 10% POST CONSUMER WASTE

[RECYCLE LOGO]

PRINTED IN U.S.A.

                                                            Please mark
                                                            your vote as
                                                            indicated in [X]
                                                            this example


                    BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

                                                                                FOR  AGAINST  ABSTAIN
1. ELECTION OF DIRECTORS       TO WITHHOLD           2. RATIFICATION OF         [ ]    [ ]      [ ]
    FOR all Nominees       AUTHORITY (For all           DELOITTE & TOUCHE LLP
   (Except as marked        Nominees listed)            AS AUDITORS
   to the contrary*)                                 3. APPROVAL OF HONEYWELL   FOR  AGAINST  ABSTAIN
          [ ]                     [ ]                   EMPLOYEE STOCK PURCHASE [ ]    [ ]      [ ]
                                                        PLAN.

NOMINEES: (01) A.J.Baciocco, Jr., (02) E.E.Bailey, (03) M.R.Bonsignore,
(04) G.Ferrari, (05) R.D.Fullerton, (06) J.J.Howard, (07) K.M.Hudson,
(08) B.Karatz, (09) A.B.Rand, (10) S.G.Rothmeier, (11) M.W.Wright


THIS PROXY WILL BE VOTED FOR ITEMS 1-3
IF NO CHOICE IS SPECIFIED.

*INSTRUCTION:
 TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
 NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.

Will attend meeting     [ ]     I have noted comments  [ ]
                                on reverse side

Discontinue Duplicate   [ ]      Change of Address     [ ]
Annual Report



__________________________________________________________

__________________________________________________________


    ________________________________________________________

    IF VOTING BY TELEPHONE, PLEASE FOLLOW INSTRUCTIONS BELOW
    ________________________________________________________




Signature(s)___________________________________________     Date________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor,

--------------------------------------------------------------------------------


                              FOLD AND DETACH HERE


            HELP THE COMPANY REDUCE EXPENSES BY VOTING BY TELEPHONE. TO VOTE BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS BELOW.

o If you have a touch-tone telephone, call 1-800-840-1208. This is a TOLL-FREE number. You may call 24 hours a day through April 19, 1998.

o You will be asked to enter a Control Number, which is located in the box at the lower right hand corner of this instruction form.

o Following voting on either option below, you will also be asked if you plan to attend the meeting in Minneapolis, and whether you wish to discontinue receiving a duplicate Annual Report.

o Your vote on all proposals will be repeated and you will have an opportunity to confirm it.

OPTION #1: To vote as the Board of Directors recommends on all proposals, press 1 now. If you wish to vote on each proposal separately, press 0 now. (When you press 1 here, your vote will be confirmed and cast as you directed).
END OF CALL.

OPTION #2: If you choose to vote on each proposal separately, press 0 now, and you will hear these instructions:

  Proposal 1:  To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; to WITHHOLD FOR AN INDIVIDUAL NOMINEE, press
               0. If you press 0, enter the two digit number that appears above, next to the name of the nominee for whom you DO NOT WISH TO VOTE FOR. If you have completed voting for all Directors, press 0.
  Proposal 2:  To vote FOR the auditors, press 1; to vote AGAINST, press 9;
               and to ABSTAIN, press 0.
  Proposal 3:  To vote FOR the Plan, press 1; to vote AGAINST, press 9; and
               to ABSTAIN, press 0. END OF CALL.

____________________________________________________

IF YOU VOTE BY TELEPHONE, THERE IS NO NEED TO RETURN
YOUR PROXY CARD BY MAIL.   THANK YOU FOR VOTING.
____________________________________________________

                                 HONEYWELL INC.

                                     PROXY

    Proxy Solicited on Behalf of The Board of Directors for Annual Meeting of
                          Shareowners on April 21, 1998


(I)(We) hereby appoint(s) M.R. Bonsignore, E.D. Grayson and K.M. Gibson, and each of them, proxies (each with power of substitution) to attend the above annual meeting of shareowners of Honeywell Inc. and any adjournment, to vote all shares of Honeywell stock that (I)(we) hold, including any shares held under the Dividend Reinvestment Plan administered by ChaseMellon Shareholder Services, L.L.C., for all matters described on the reverse side of this card, and on any other matter that may properly come before the meeting.

The Honeywell Savings and Stock Ownership Plan requires that the Trustee receive voting instructions for shares held under the plan by April 16, 1998. To meet this requirement, either complete this card and mail it to be received no later than April 16, or vote by telephone by April 16. After April 16, your voting instructions for Plan shares cannot be revoked. Also, you may not vote Plan shares in person at the meeting. The Trustee is authorized to vote the Plan shares for which instructions have been given on any other business that may come before the meeting. ChaseMellon Shareholder Services, L.L.C. will tally the vote on behalf of the Trustee.




                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
     PLEASE SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY OR VOTE BY TELEPHONE.

________________________________________________________________
Comments:
                                                                    ____________

                                                                    See Reverse
                                                                       Side
_________________________________________________________________   ___________



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

IF VOTING BY MAIL, RETURN PROXY CARD IN THE ENCLOSED ENVELOPE. PLEASE BE SURE TO SIGN AND DATE THE CARD.

ADMISSION TICKET
________________


HONEYWELL INC.
1998 ANNUAL MEETING OF SHAREOWNERS
TUESDAY, APRIL 21, 1998, 2:00 P.M.
MINNEAPOLIS CONVENTION CENTER
1301 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55403
(612) 335-6000

The Meeting will be held in Room 101, which is next to the Ballroom.

Public entrances are located on Second Avenue S. and Grant St., which are labeled as follows: Ballroom Entrance, Hall 1, Hall 2 & Hall 3. Handicap access is adjacent to the Hall 3 entrance on Third Avenue and 12th Street (closest to Wesley Church).

Parking is generally available underground in the Plaza Ramp, entering either on Second Avenue S. or on 12th Street S. Elevators and a skyway connect the Ramp to the Convention Center. Additional parking is available as indicated on the adjacent map.



                     [MAP OF MINNEAPOLIS CONVENTION CENTER]

                               Annual Shareowners
                               Meeting Scheduled
                                  for April 21



Honeywell's annual meeting of shareowners will be held April 21 at the Minneapolis Convention Center in Minneapolis, Minnesota, at 2 p.m. Eleven directors will be elected to the Honeywell board of directors at the meeting, including, Michael Bonsignore and Giannantonio Ferrari. Shareowners will vote on the election of directors, the ratification of the selection of Deloitte and Touche as the company's auditors, and approval of the Honeywell Employee Stock Purchase Plan.

Notice of the annual meeting and proxy statements were mailed to shareowners beginning March 9. Employee shareowners are encouraged to vote by telephone or mail your proxy cards promptly to Honeywell's transfer agent, ChaseMellon Shareholder Services. If you are a shareowner and a participant in the Honeywell Savings and Stock Ownership Plan, you will receive a single proxy card, covering shares in the plans and shares of record, registered in the same name.

To receive a proxy statement, send your name and mail station to: Proxy Request. c/o Kathy Curran at MN12-5292.